             POST-EFFECTIVE AMENDMENT TO REGISTRATION NO. 33-36430; REGISTRATION NO. 33-59733; REGISTRATION NO. 333-95827;
                         AND REGISTRATION NO. 333-97273
   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 19, 2003


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                            POST-EFFECTIVE AMENDMENTS
                                       TO
                                    FORM S-8

                             REGISTRATION STATEMENTS
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                        CASH AMERICA INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

            TEXAS                                       75-2018239
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                              1600 WEST 7TH STREET
                             FORT WORTH, TEXAS 76102
          (Address of principal executive offices, including zip code)

                                   ----------

  CASH AMERICA INTERNATIONAL, INC. 1989 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
      CASH AMERICA INTERNATIONAL, INC. 1989 KEY EMPLOYEE STOCK OPTION PLAN
         CASH AMERICA INTERNATIONAL, INC. 1994 LONG-TERM INCENTIVE PLAN
                            (Full title of the plans)

                                 HUGH A. SIMPSON
                              1600 WEST 7TH STREET
                             FORT WORTH, TEXAS 76102
                                 (817) 335-1100
 (Name, address and telephone number, including area code, of agent for service)

                                   ----------

                              EXPLANATORY STATEMENT

         This Post-Effective Amendment to Registration Statement constitutes (1) Amendment No. 1 to Registration Statement 33-36430 filed August 20, 1990, (2) Amendment No. 1 to Registration Statement No. 33-59733 filed May 31, 1994, (3) Amendment No. 1 to Registration Statement No. 333-95827 filed January 31, 2000 and (4) Amendment No. 1 to Registration Statement No. 333-97273 filed July 29, 2002. This Post-Effective Amendment is being filed solely for the purposes of registering shares for resale by the selling stockholders named in the reoffer prospectus filed as a part of this Registration Statement. The reoffer prospectus contained herein is intended to be a combined prospectus under Rule 429 of the Securities Act of 1933 and has been prepared in accordance with the requirements of Part I of Form S-3 and, pursuant to General Instruction C of Form S-8, may be used for reoffers or resales of the shares that have been or will be acquired by the selling stockholders.

================================================================================

REOFFER PROSPECTUS



                              (CASH AMERICA LOGO)


                        CASH AMERICA INTERNATIONAL, INC.

                         864,950 SHARES OF COMMON STOCK


         This reoffer prospectus relates to the resale of up to 864,950 shares of common stock of Cash America International, Inc., which may be offered from time to time by the selling stockholders. The shares have been acquired, or will be acquired by the selling stockholders upon the exercise of stock options.

         The selling stockholders may offer their shares through public or private transactions, at prevailing market prices, or at privately negotiated prices. Stephens Inc. may act as a broker on behalf of each of the selling stockholders. Each of the selling stockholders may sell their shares in one or more block trades to be arranged by Stephens Inc., to whom the selling stockholders have agreed to pay a commission in connection with such sales. See "Plan of Distribution." We will not receive any proceeds from the sale of common stock by the selling stockholders, but we may receive up to $5,709,312.50 upon the exercise of the stock options.

         The selling stockholders and participating brokers and dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in which event any profit on the sale of shares by the selling stockholders and any commissions or discounts received by those brokers or dealers may be deemed to be underwriting compensation under the Securities Act.

         Our common stock is traded on the New York Stock Exchange under the ticker symbol "PWN." On September 15, 2003, the closing price of our common stock was $17.32 per share.

         Investing in our common stock involves risks. You should carefully consider the risks we have described under the caption "Risk Factors" beginning on page 2 before deciding whether to invest in our common stock.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this reoffer prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



           The date of this reoffer prospectus is September 19, 2003.

                                TABLE OF CONTENTS

THE COMPANY...................................................................1

RISK FACTORS..................................................................2

FORWARD-LOOKING STATEMENTS....................................................5

USE OF PROCEEDS...............................................................5

PLAN OF DISTRIBUTION AND SELLING STOCKHOLDERS.................................5

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...............................8

WHERE YOU CAN FIND MORE INFORMATION...........................................9

EXPERTS.......................................................................9





                                     NOTICE:

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this reoffer prospectus in connection with the offer made by this reoffer prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Cash America International, Inc. This reoffer prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the securities to which it relates, or an offer in any jurisdiction to any person to whom it is unlawful to make such an offer in such jurisdiction.

                                   THE COMPANY

         Cash America International, Inc., which we will refer to in this reoffer prospectus as the "Company" or "we," is a provider of specialty financial services to individuals in the United States, United Kingdom and Sweden. The Company is the largest provider of secured non-recourse loans to individuals, commonly referred to as pawn loans, through 468 locations in 17 states and two foreign countries, and the Company also offers short term cash advances in many of its U.S. and U.K. locations, including 14 locations that offer only this service. In addition, the Company provides short-term cash advances and check cashing through its "Cashland" subsidiary's 124 locations and check cashing services through its 139 franchised and Company-owned "Mr. Payroll" check cashing centers.

         The Company's pawnshops function as convenient sources of consumer loans and as sellers primarily of previously-owned merchandise acquired when customers do not redeem their pawned goods. One convenient aspect of a pawn transaction is that the customer has no legal obligation to repay the amount advanced. Instead, the Company relies on the value of the pawned property as security. As a result, the creditworthiness of the customer is not a factor, and a decision not to redeem pawned property has no effect on the customer's personal credit status. (Although pawn transactions can take the form of an advance of funds secured by the pledge of property or a "buy-sell agreement" involving the actual sale of the property with an option to repurchase it, we will refer to the transactions as "loans" for convenience.)

         The Company contracts for a finance and service charge to compensate it for the use of the funds advanced. The finance and service charge is typically calculated as a percentage of the loan amount based on the size and duration of the transaction, in a manner similar to which interest is charged on a loan, and has generally ranged from 12% to 300% annually, as permitted by applicable state pawnshop laws. The pledged property is held through the term of the transaction, which, in the Company's domestic operations, is generally one month with an automatic sixty-day redemption period unless otherwise earlier repaid, renewed or extended. A majority of the amounts advanced by the Company are paid in full, together with accrued finance and service charges, or are renewed or extended through payment of accrued finance and service charges. In the event that the borrower does not redeem his pawned goods, the unredeemed collateral is forfeited and becomes merchandise available for disposition by the Company.

         In addition, the Company offers a short term cash advance product through many of its existing stores. The Company introduced the cash advance product to its broad group of locations in 2000. At approximately 310 of its locations, the product is offered on behalf of a third-party financial institution (the "Bank") that underwrites the advance to the customer and pays the Company a fee for its administrative services. The product offered by the Company provides customers with cash in exchange for a promissory note or other repayment agreement supported by that customer's personal check for the aggregate amount of the cash advanced plus a service fee. The Company holds the check for the predetermined period of the cash advance, typically less than 17 days. To repay the advance, customers may redeem their checks by paying cash or they may allow the checks to be presented for collection.

         While pawnbroking is a time-honored American industry, it remains very fragmented with approximately 15,000 stores nationwide. The three largest publicly traded pawnshop companies operate approximately 820 total pawnshops in the United States. We continue to believe that we can achieve economies of scale and increased operating efficiencies by increasing the number of stores under operation and utilizing modern point-of-sale systems and proven operating methods.

         The less fragmented short term cash advance industry is growing at a faster rate. According to the investment firm Stephens Inc., the number of short term cash advance transactions is estimated to be growing nationwide at a rate of 15% to 20% per year, and the three largest operators control approximately one-quarter of the market. Despite the concentration of major competitors in the short term cash advance market, management believes that significant opportunities for growth remain in this business.

         The Company's growth over the years has been the result of its business strategy of acquiring existing pawnshops and establishing new pawnshops that can benefit from the Company's centralized management and standardized operations. The Company intends to continue its business strategy of acquiring and establishing lending units, increasing its share of consumer loan business, and concentrating multiple lending units in regional and local markets in order to expand market penetration, enhance name recognition and reinforce marketing programs. The Company also intends to offer new products and services in its lending units in order to meet the growing financial services needs of its customers.

         The Company's principal executive offices are located at 1600 West 7th Street, Fort Worth, Texas 76102, and its telephone number is (817) 335-1100.

                                  RISK FACTORS

         You should carefully consider the risks described below before deciding to invest in our common stock. The risks described below are not the only ones facing the Company. Additional risks not presently known to us, or that we currently deem immaterial, may also impair our business operations.

         Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of the common stock could decline due to any of these risks, and you may lose all or part of your investment.

o CHANGES IN CUSTOMER DEMAND FOR THE COMPANY'S PRODUCTS AND SPECIALTY FINANCIAL SERVICES. Although the Company's products and services are a staple of its customer base, a significant change in the needs or wants of customers and the Company's failure to adapt to those needs or wants could result in a significant decrease in the revenues of the Company.

o THE ACTIONS OF THIRD PARTIES WHO OFFER PRODUCTS AND SERVICES AT THE COMPANY'S LOCATIONS. The Company offers products and services to its customers through various third parties. A failure of a third party provider to provide its product or service or to maintain the quality and consistency of its product or service could result in a loss of customers and a related loss in revenue from those products or services.

o THE ABILITY OF THE COMPANY TO OPEN AND ACQUIRE NEW OPERATING UNITS IN ACCORDANCE WITH ITS PLANS. The Company's expansion program is subject to numerous factors which cannot be predicted or controlled, such as the availability of attractive acquisition candidates and the Company's ability to attract, train and retain qualified unit management personnel. Another such factor is the availability of sites with acceptable restrictions and suitable terms and general economic conditions.

o CHANGES IN COMPETITION FROM VARIOUS SOURCES SUCH AS BANKS, SAVINGS AND LOANS, SHORT-TERM CONSUMER LENDERS, AND OTHER SIMILAR FINANCIAL SERVICES ENTITIES, AS WELL AS RETAIL BUSINESSES THAT OFFER PRODUCTS AND SERVICES OFFERED BY THE COMPANY. The Company encounters significant competition in connection with its lending and merchandise disposition operations from other pawnshops and other forms of financial institutions such as consumer finance companies. Significant increases in these competitive influences could adversely affect the Company's operations through a decrease in the number of cash advances and pawn loans originated, resulting in lower levels of earning assets in these categories.

o CHANGES IN ECONOMIC CONDITIONS. While the credit risk for most of the Company's consumer lending is mitigated by the collateralized nature of pawn lending, a sustained deterioration in the economic environment could adversely affect the Company's operations through a deterioration in performance of its pawn loan or cash advance portfolios, or by reducing consumer demand for the purchase of pre-owned merchandise.

o REAL ESTATE MARKET FLUCTUATIONS. A significant rise in real estate prices could result in an increase in the cost of store leases as the Company opens new locations and renews leases for existing locations.

o CHANGES IN THE CAPITAL MARKETS. The Company regularly accesses the debt capital markets to refinance existing debt obligations, and to obtain capital to finance growth. Efficient access to these markets is critical to the Company's ongoing financial success; however, the Company's future access to the debt capital markets could become restricted should the Company experience deterioration of its cash flows, balance sheet quality, or overall business or industry prospects.

o CHANGES IN TAX AND OTHER LAWS AND GOVERNMENTAL RULES AND REGULATIONS APPLICABLE TO THE SPECIALTY FINANCIAL SERVICES INDUSTRY. The Company's lending activities are subject to extensive regulation and supervision under various federal, state and local laws, ordinances and regulations. The Company faces the risk that new laws and regulations could be enacted that could have a negative impact on the Company's domestic or international lending activities. Included among the types of regulations faced by the Company are the following:

         State Pawnshop Regulations. Each state in which the Company operates pawnshops has specific laws and regulations governing the pawn business. The typical state law provides for (i) licensing of pawnbrokers, (ii) maximum rates that pawnbrokers may charge, (iii) the length of time that a pawned item must be held in order for the customer to redeem it, (iv) extensive recordkeeping for all pawn transactions, (v) the furnishing of transaction information to law enforcement, (vi) insurance coverage on pawned property, and (vii) a variety of other rules relating to the operation of pawnshops. The United Kingdom and Sweden have comparable regulations governing the operation of the Company's pawnshops in those countries.

         Short Term Cash Advances. Each state in which the Company offers cash advances has specific laws dealing with the conduct of this business. Typically, the applicable regulations restrict the amount of finance and service charges that may be assessed and limit customers' ability to renew these transactions. In many instances, the regulations also limit the aggregate amount that a provider may advance (and, in some cases, the number of cash advances the provider may make) to any one customer at one time. Providers typically must obtain a separate license from the state licensing authority in order to offer this product. The Company must also comply with the various disclosure requirements under the federal Truth in Lending Act (and Federal Reserve Regulation Z promulgated under that Act) in connection with these cash advance transactions.

         These cash advances are offered by a third-party Bank in approximately 310 of the Company's units. The federal banking regulators who supervise the Bank's activities closely scrutinize all aspects of the Bank's cash advance program. Further, certain state regulators have asserted that the Company must have a license under state law in order to perform the administrative services that it performs for the Bank. In addition to some of these federal and state regulators, a number of consumer advocacy groups and federal and state legislators have asserted that laws and regulations should be tightened so as to severely limit, if not eliminate, the availability of this cash advance product to consumers, despite the significant demand for it. Along with the leadership of the short-term cash advance industry, the Company opposes such overly restrictive regulation and legislation. Nevertheless, the possibility exists that some combination of federal and state regulation and legislation could come to pass, which could restrict, or even eliminate, the availability of this cash advance product at some or all of the Company's stores.

         The Bank is supervised by the Federal Deposit Insurance Corporation ("FDIC"). The FDIC has recently issued guidelines for cash advance programs that will apply to all financial institutions under the FDIC's supervision that offer these programs. The guidelines describe the FDIC's expectations for prudent risk management practices for cash advance activities, particularly with regard to capital, allowance for loan losses, and loan classifications. The guidelines also address recovery practices, income recognition, and managing risks associated with third-party relationships, as well as compliance with consumer protection laws. The Company believes that the FDIC guidelines should form the basis for sound and appropriate regulation of cash advance programs conducted by FDIC-supervised financial institutions.

         Other Regulatory Matters. With respect to firearm sales, each of the pawnshops must comply with the Brady Handgun Violence Prevention Act (the "Brady Act"), which took effect on February 28, 1994. The Brady Act imposes a background check requirement in connection with the disposition of firearms by federally licensed firearms dealers. In addition, the Company must continue to comply with the longstanding regulations promulgated by the Department of the Treasury, Bureau of Alcohol, Tobacco and Firearms which require each pawnshop dealing in guns to maintain a permanent written record of all receipts and dispositions of firearms.

         Under the federal Gramm-Leach-Bliley Act that took effect in 2001 and the federal regulations adopted to implement it, the Company is required to disclose to its customers its privacy policy and practices, including those relating to the sharing of customers' nonpublic personal information with third parties. The disclosure must be made to customers at the time that the customer relationship is established and at least annually thereafter. Under these regulations, the Company is also required to ensure that its systems are designed to protect the confidentiality of customers' nonpublic personal information.

         Under the USA PATRIOT Act passed by Congress in 2001, the Company will be required to maintain an anti-money laundering compliance program. The program must include (1) the development of internal policies, procedures, and controls; (2) the designation of a compliance officer;
         (3) an ongoing employee training program; and (4) an independent audit function to test the program. The United States Department of Treasury is expected to issue regulations specifying the appropriate features and elements of anti-money laundering compliance programs for the pawnbroking and short-term cash advance industries.

         In addition to the federal and state statutes and regulations described above, many of the Company's pawnshops are subject to municipal ordinances, which may require, for example, local licenses or permits and specified recordkeeping procedures, among other things. Each of the Company's pawnshops voluntarily or pursuant to municipal ordinance provides to the police department having jurisdiction copies of all daily transactions involving pawn loans and over-the-counter purchases. These daily transaction reports are designed to provide the local police with a detailed description of the goods involved including serial numbers, if any, and the name and address of the owner obtained from a valid identification card. A copy of the transaction ticket is provided to local law enforcement agencies for processing to determine conflicting claims of rightful ownership. Goods held to secure pawn loans or goods purchased which are determined to belong to an owner other than the borrower or seller are subject to recovery by the rightful owner. However, the Company historically has not experienced a material number of claims of this sort, and the claims experienced have not had a material adverse effect on the Company's results of operations.

o MARKET RISKS. Market risks relating to the Company's operations result primarily from changes in interest rates, foreign exchange rates and gold prices. The Company does not engage in speculative or leveraged transactions, nor does it hold or issue financial instruments for trading purposes.

         Interest Rate Risk. Although the weakness in the U.S. economy over the past several quarters has resulted in relatively low interest rates offered by lending institutions, an eventual economic recovery could result in a rise in interest rates which would, in turn, increase the cost of borrowing to the Company. Management's objective is to minimize the cost of borrowing through an appropriate mix of fixed and floating rate debt. Derivative financial instruments, such as interest rate cap agreements, are used for the purpose of managing fluctuating interest rate exposures that exist from ongoing business operations. After considering the effectiveness, if any, of the interest rate cap agreements, the Company had net variable rate borrowings outstanding of $56.2 million and $112.6 million at December 31, 2002 and 2001, respectively. If prevailing interest rates were to increase 100 basis points over the rates at December 31, 2002 and 2001, respectively, and the variable rate borrowings outstanding remained constant, the Company's interest expense would increase by $0.6 million and $1.1 million, and net income after taxes would decrease by $0.4 million and $0.7 million in 2002 and 2001, respectively. If prevailing interest rates were to decrease 100 basis points from the rates at December 31, 2002 and 2001, respectively, the combined fair values of the Company's outstanding fixed rate plus capped rate debt ($96.5 million and $62.3 million, respectively) would increase by $3.1 million and $1.8 million as of December 31, 2002 and 2001, respectively.

         Foreign Exchange Risk. The Company is subject to the risk of unexpected changes in foreign currency exchange rates by virtue of its operations in the United Kingdom and Sweden. Foreign assets, liabilities and earnings are translated into U.S. dollars for consolidation into the Company's financial statements. As a result of fluctuations in foreign currency exchange rates, the Company has recorded cumulative other comprehensive losses of $2.7 million and $10.8 million at December 31, 2002 and 2001, respectively. A hypothetical 10% decline in the exchange rates of the British pound and the Swedish kronor at December 31, 2002 and 2001, would have resulted in additional other comprehensive losses of $7.2 million and $5.7 million, respectively.

         Net income from foreign operations during 2002, 2001 and 2000 translated to $6.6 million, $5.4 million and $4.9 million, respectively. A hypothetical 10% decline in the weighted average exchange rates for each of the foreign currencies during the years ended December 31, 2002, 2001 and 2000 would have decreased net income after taxes by $0.7 million, $0.5 million and $0.5 million, respectively.

         At this time, the Company does not use derivative instruments to manage exchange rate risk of net investments in or earnings of its foreign operations. In the event the Company was to temporarily transfer funds between currencies, it would concurrently enter into short-term currency swaps to eliminate the risk of currency fluctuations. No foreign currency swaps were outstanding at December 31, 2002 or 2001.

         Gold Price Risk. The Company periodically uses forward sale contracts with a major bullion bank to sell a portion of the expected amount of refined gold produced in the normal course of business from its liquidation of forfeited gold merchandise. A significant decrease in the price of gold would result in a reduction of proceeds from the disposition of refined gold to the extent that amounts sold were in excess of the amount of contracted forward sales. In addition, a significant and sustained decline in the price of gold would negatively impact the value of goods pledged as collateral by customers and identified as gold jewelry to be refined rather than resold. In this instance, most customers would be willing to add additional items of value to their pledge in order to obtain the desired loan amount. However, those customers unable or unwilling to provide additional collateral would receive lower loan amounts, possibly resulting in a lower balance of pawn loans outstanding for the Company.


                           FORWARD-LOOKING STATEMENTS

         This reoffer prospectus contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules. The Company intends that all forward-looking statements be subject to the safe harbors created by these laws and rules. When used in this reoffer prospectus, the words "believes", "estimates", "plans", "expects", "anticipates", and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. All forward-looking statements are based on current expectations regarding important risk factors. These risks and uncertainties are beyond the ability of the Company to control, and, in many cases, the Company cannot predict all of the risks and uncertainties that could cause its actual results to differ materially from those expressed in the forward-looking statements. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and such statements should not be regarded as a representation by the Company or any other person that the results expressed in the statements will be achieved. Important risk factors that could cause results or events to differ from current expectations are described in the "Risk Factors" section of this reoffer prospectus. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the operations, performance, development and results of the Company's business. The Company disclaims any intention or obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of this reoffer prospectus.


                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the common stock by the selling stockholders under this reoffer prospectus, although the sale of shares issuable upon a cash exercise of the stock options will be preceded by the payment to us of the option exercise price. The maximum gross proceeds that we might receive upon exercise of the stock options is $5,709,312.50. We intend to use any such proceeds for general working capital. There can be no assurance, however, as to the number of stock options that will be exercised for cash.

                  PLAN OF DISTRIBUTION AND SELLING STOCKHOLDERS

         This reoffer prospectus relates to the resale from time to time of up to a total of 864,950 shares of Company common stock by the selling stockholders, which shares may be issued upon the exercise of stock options. The Company could receive up to $5,709,312.50, assuming exercise of all of the stock options.

The following table sets forth certain information with respect to the registration of the resale of shares of common stock. We have prepared the table based on information given to us by the selling stockholders on or before

September 10, 2003, and assuming that such shares, the resale of which is being registered hereby, are sold. We do not know whether, when or in what amounts the selling stockholders will sell.


                                                                                                  SHARES OF COMMON
                                                                SHARES                           STOCK BENEFICIALLY
                                                          BENEFICIALLY OWNED      MAXIMUM          OWNED AFTER THE
                                                         PRIOR TO OFFERING(1)     NUMBER OF           OFFERING
                                                      -------------------------  SHARES TO     -----------------------
         NAME                     POSITION             NUMBER     PERCENTAGE(2)  BE OFFERED     NUMBER      PERCENTAGE
-------------------------  ------------------------   --------    -------------  ----------    ---------    ----------

Jack R. Daugherty          Chairman of the Board      306,159         1.17%       87,500(3)      218,659           *
Daniel R. Feehan           Chief Executive Officer,                               72,450(3)
                           President and Director     887,722         3.34%      225,000(4)      590,272        2.24%
Clifton H. Morris, Jr.(5)  Director                   227,000            *       210,000(4)       17,000           *
B. D. Hunter(6)            Director                   177,500            *       150,000(4)       27,500           *
A. R. Dike                 Director                   148,500            *       120,000(4)       28,500           *

----------

* Indicates ownership of less than 1% of the Company's common stock.

(1) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power.

(2) Applicable percentage of ownership for each selling stockholder is based on 25,957,568 shares outstanding as of August 6, 2003.

(3) These shares are issuable upon the exercise of stock options granted under the Company's 1994 Long-Term Incentive Plan. The exercise price of these options is $7.75 per share. The options expire June 30, 2004.

(4) These shares are issuable upon the exercise of stock options granted under the Company's 1989 Key Employee Stock Option Plan (Mr. Feehan) and 1989 Non-Employee Director Stock Option Plan (Messrs. Morris, Hunter, and Dike). The exercise price of these options is $6.34 per share. The options expire October 25, 2004.

(5)      This amount includes 2,000 shares owned by Mr. Morris' wife.

(6) This amount includes 15,000 shares held by a corporation that Mr. Hunter indirectly controls. Mr. Hunter disclaims beneficial ownership of such shares.



         Stephens Inc. may act as a broker on behalf of each of the selling stockholders. Each of the selling stockholders may sell their shares in one or more block trades to be arranged by Stephens Inc., to whom the selling stockholders have agreed to pay 2% of the gross sales proceeds in connection with any such sales.

         To the extent shares are not sold pursuant to the foregoing arrangements between the selling stockholders and Stephens Inc., the selling stockholders may otherwise sell the shares of Company common stock described in this reoffer prospectus directly or through underwriters, broker- dealers or agents. The selling stockholders may also transfer, devise or gift these shares by other means not described in this reoffer prospectus. As a result, pledgees, donees, transferees or other successors-in-interest that receive such shares as a gift, dividend distribution or other non-sale related transfer may offer shares of Company common stock covered by this reoffer prospectus. In addition, if any shares covered by this reoffer prospectus qualify for sale pursuant to Rule 144 under the Securities Act of 1933, the selling stockholders may sell such shares under Rule 144 rather than pursuant to this reoffer prospectus, provided they meet the criteria and conform to the requirements of such rule. The selling stockholders may offer their shares of common stock in one or more of the following transactions:

         o a block trade in which the selling stockholder's broker or dealer will attempt to sell the shares as agent, but may position and resell all or a portion of the block as a principal to facilitate the transaction;

         o a broker or dealer may purchase the common stock as a principal and then resell the common stock for its own account pursuant to this reoffer prospectus;

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         o on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the New York Stock Exchange;

         o        in the over-the-counter market;

         o        in privately negotiated transactions;

         o        through options;

         o        by pledge to secure debts and other obligations;

         o        by a combination of the above methods of sale; or

         o        to cover short sales made pursuant to this reoffer prospectus.

         The selling stockholders may sell shares of Company common stock from time-to-time in one or more transactions:

         o        at fixed prices that may be changed;

         o        at market prices prevailing at the time of sale; or

         o at prices related to such prevailing market prices or at negotiated prices.

         In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in the resales. The selling stockholders may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling stockholders also may sell shares short and deliver the shares to close out such short positions, provided that the short sale is made after a copy of this reoffer prospectus is delivered in connection with the short sale. The selling stockholders also may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares, which the broker-dealer may resell pursuant to this reoffer prospectus. The selling shareholders also may pledge the shares to a broker or dealer, and upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this reoffer prospectus.

         The Securities and Exchange Commission may deem the selling stockholders and any underwriters, broker-dealers or agents that participate in the distribution of the shares of common stock to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Commission may deem any profits on the resale of the shares of common stock and any compensation received by any underwriter, broker-dealer or agent to be underwriting discounts and commissions under the Securities Act.

         Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), may apply to their sales in the market.

         Under the Exchange Act, any person engaged in the distribution of the shares of common stock may not simultaneously engage in market-making activities with respect to the common stock for five business days prior to the start of the distribution. In addition, each selling shareholder and any other person participating in a distribution will be subject to the Exchange Act, which may limit the timing of purchases and sales of common stock by the selling shareholder or any such other person.

         Upon our being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this reoffer prospectus will be filed, if required, pursuant to Rule 424(b) under the Act, disclosing:

         o the name of each such selling stockholder and of the participating broker-dealer(s);

         o        the number of shares involved;

         o        the price at which such shares were sold;

         o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

         o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this reoffer prospectus; and

         o        other facts material to the transaction.

         In addition, upon our being notified by a selling stockholder that a donee or pledgee of a selling stockholder intends to sell more than 500 shares of common stock, a supplement to this reoffer prospectus will be filed.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated in this reoffer prospectus by reference:

         (a) The Company's Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 14, 2003.

         (b) The Company's definitive proxy statement for its April 23, 2003 annual meeting, filed on March 28, 2003.

         (c) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed on April 28, 2003.

         (d) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on July 25, 2003.

         (e) The Company's current reports filed on Form 8-K, filed on July 25, 2003 and August 15, 2003.

         (f) The Company's registration statement on Form 8-A filed October 5, 1987.

         All financial statements included in the above-referenced filings should be read in conjunction with the Risk Factors section of this reoffer prospectus.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this reoffer prospectus and before the termination of the offering covered hereby will be deemed to be incorporated by reference in this reoffer prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this reoffer prospectus shall be deemed to be modified or superseded for purposes of this reoffer prospectus to the extent that a statement contained in this reoffer prospectus or any subsequently filed document that also is or is deemed to be incorporated by reference modifies or replaces such statement.

         The Company will provide, without charge upon oral or written request, to each person to whom this reoffer prospectus is delivered, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents not specifically incorporated by reference above. In addition, a copy of the Company's most recent annual report to stockholders will be promptly furnished, without charge and on oral or written request, to such persons. Requests for such documents should be directed to the Company, 1600 West 7th Street, Fort Worth, Texas 76102, attention: Hugh A. Simpson.

         Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this reoffer prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this reoffer prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

         The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect, read and copy these reports, proxy statements and other information at the public reference facilities the SEC maintains at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

         You can also obtain copies of these materials at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site http://www.sec.gov that makes available reports, proxy statements and other information regarding issuers that file electronically with it.

         This reoffer prospectus is part of registration statements on Form S-8 that the Company has filed with the SEC relating to the common stock issued or to be issued upon the exercise of stock options. This reoffer prospectus does not contain all of the information we have included in the registration statements and the accompanying exhibits and schedules as permitted by the rules and regulations of the SEC. The registration statements, exhibits and schedules are available at the SEC's public reference room or through its website.

                                     EXPERTS

         The consolidated financial statements incorporated in this reoffer prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated in this reoffer prospectus by reference:

         (a) The Company's Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 14, 2003.

         (b) The Company's definitive proxy statement for its April 23, 2003 annual meeting, filed on March 28, 2003.

         (c) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed on April 28, 2003.

         (d) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on July 25, 2003.

         (e) The Company's current reports filed on Form 8-K, filed on July 25, 2003 and August 15, 2003.

         (f) The Company's registration statement on Form 8-A Filed October 5, 1987.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the reoffer prospectus and before the termination of the offering covered hereby will be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in the reoffer prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in the reoffer prospectus or any subsequently filed document that also is or is deemed to be incorporated by reference modifies or replaces such statement.

ITEM 4. DESCRIPTION OF SECURITIES

         The description of the Company's common stock is contained in the Company's registration statement on Form 8-A filed with the Commission on October 5, 1987.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company has authority under the Texas Business Corporation Act to indemnify its directors and officers to the extent provided for in such statute. The Company's Bylaws provide for indemnification of directors and officers to the fullest extent permitted by said provisions of the Texas Business Corporation Act. The Company believes that indemnification under its Bylaws covers at least negligence by indemnified parties, and permits the Company to advance litigation expenses in the case of shareholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification. The Company's Bylaws permit the Company to purchase and maintain liability, indemnification and/or other similar insurance.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8. EXHIBITS

         The following documents are filed as part of this Registration Statement. Those exhibits that have been previously filed and incorporated by reference are identified by reference to the list of prior filings noted after the list of exhibits.

  Exhibit
  Number     Description

    3.1 Articles of Incorporation of Cash America Investments, Inc. filed in the office of the Secretary of State of Texas on October 4, 1984. (a) (Exhibit 3.1)

    3.2 Articles of Amendment to the Articles of Incorporation of Cash America Investments, Inc. filed in the office of the Secretary of State of Texas on October 26, 1984. (a) (Exhibits 3.2)

    3.3 Articles of Amendment to the Articles of Incorporation of Cash America Investments, Inc. filed in the office of the Secretary of State of Texas on September 24, 1986. (a) (Exhibit 3.3)

    3.4 Articles of Amendment to the Articles of Incorporation of Cash America Investments, Inc. filed in the office of the Secretary of State of Texas on September 30, 1987. (b) (Exhibit 3.4)

    3.5 Articles of Amendment to the Articles of Incorporation of Cash America Investments, Inc. filed in the office of the Secretary of State of Texas on April 23, 1992 to change the Company's name to "Cash America International, Inc." (c) (Exhibit 3.5)

    3.6 Articles of Amendment to the Articles of Incorporation of Cash America International, Inc. filed in Office of the Secretary of State of Texas on May 21, 1993. (d) (Exhibit 3.6)

    3.7      Bylaws of Cash America International, Inc. (e) (Exhibit 3.5)

    3.8 Amendment to Bylaws of Cash America International, Inc. dated effective September 26, 1990. (f) (Exhibit 3.6)

    3.9 Amendment to Bylaws of Cash America International, Inc. dated effective April 22, 1992. (c) (Exhibit 3.8)

    4.1      Form of Stock Certificate. (c) (Exhibit 4.1)

   10.1      1989 Non-Employee Director Stock Option Plan. (g) (Exhibit 10.47)

   10.2 Amendment to 1989 Non-Employee Director Stock Option Plan dated April 24, 1996. (h) (Exhibit 10.4)

   10.3      1989 Key Employee Stock Option Plan. (g) (Exhibit 10.48)

   10.4 Amendment to 1989 Key Employee Stock Option Plan dated January 21, 1997. (h) (Exhibit 10.6)

   10.5      1994 Long-Term Incentive Plan. (i) (Exhibit 10.5)

   10.6 Amendment to 1994 Long-Term Incentive Plan dated July 22, 1997. (j) (Exhibit 10.1)

   10.7      Amendment to 1994 Long-Term Incentive Plan dated April 20, 1999.
             (k) (Exhibit 10.1)

   10.8 Amendment to 1994 Long-Term Incentive Plan dated May 16, 2001. (l) (Exhibit 10.8)

   23.1      Consent of PricewaterhouseCoopers LLP

    24       Powers of Attorney (included on Page II-5)

----------

Certain Exhibits are incorporated by reference to the Exhibits shown in parenthesis contained in the Company's following filings with the SEC:

(a)  Registration Statement Form S-1, File No. 33-10752.

(b)  Amendment No. 1 to its Registration Statement on Form S-4, File No.
     33-17275.

(c)  Annual Report on Form 10-K for the year ended December 31, 1992.

(d)  Annual Report on Form 10-K for the year ended December 31, 1993.

(e) Post-Effective Amendment No. 1 to its Registration Statement on Form S-4, File No. 33-17275.

(f)  Annual Report on Form 10-K for the year ended December 31, 1990.

(g)  Annual Report on Form 10-K for the year ended December 31, 1989.

(h)  Annual Report on Form 10-K for the year ended December 31, 1996.

(i)  Annual Report on Form 10-K for the year ended December 31, 1994.

(j)  Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

(k)  Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

(l)  Annual Report on Form 10-K for the year ended December 31, 2002.


ITEM 9. UNDERTAKINGS


         The undersigned registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (d) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 6 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on this 19 day of September, 2003.

                                CASH AMERICA INTERNATIONAL, INC.


                                By: /s/ HUGH A. SIMPSON
                                   ---------------------------------------------
                                   Hugh A. Simpson
                                   Executive Vice President, General Counsel and Secretary

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Daniel R. Feehan and Hugh A. Simpson and each of them (with full power in each to act alone), as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to his registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

              Name                                  Title                                    Date
              ----                                  -----                                    ----

/s/ JACK R. DAUGHERTY              Chairman of the Board of Directors                 September 19, 2003
------------------------------
Jack R. Daugherty

/s/ DANIEL R. FEEHAN               Chief Executive Officer, President and Director    September 19, 2003
------------------------------
Daniel R. Feehan

/s/ THOMAS A. BESSANT, JR.         Executive Vice President and Chief Financial       September 19, 2003
------------------------------     Officer
Thomas A. Bessant, Jr.

/s/ A. R. DIKE                     Director                                           September 19, 2003
------------------------------
A. R. Dike

/s/ JAMES H. GRAVES                Director                                           September 19, 2003
------------------------------
James H. Graves

/s/ B. D. HUNTER                   Director                                           September 19, 2003
------------------------------
B. D. Hunter

/s/ TIMOTHY J. MCKIBBEN            Director                                           September 19, 2003
------------------------------
Timothy J. McKibben

/s/ ALFRED M. MICALLEF             Director                                           September 19, 2003
------------------------------
Alfred M. Micallef

/s/ CLIFTON H. MORRIS, JR.         Director                                           September 19, 2003
------------------------------
Clifton H. Morris, Jr.

                                  EXHIBIT INDEX

         The following documents are filed as part of this Registration Statement. Those exhibits that have been previously filed and incorporated by reference are identified by reference to the list of prior filings noted after the list of exhibits.


  Exhibit
  Number     Description
  ------     -----------

    3.1 Articles of Incorporation of Cash America Investments, Inc. filed in the office of the Secretary of State of Texas on October 4, 1984. (a) (Exhibit 3.1)

    3.2      Articles of Amendment to the Articles of Incorporation of Cash
             America Investments, Inc. filed in the office of the Secretary of State of Texas on October 26, 1984. (a) (Exhibits 3.2)

    3.3      Articles of Amendment to the Articles of Incorporation of Cash
             America Investments, Inc. filed in the office of the Secretary of State of Texas on September 24, 1986. (a) (Exhibit 3.3)

    3.4      Articles of Amendment to the Articles of Incorporation of Cash
             America Investments, Inc. filed in the office of the Secretary of State of Texas on September 30, 1987. (b) (Exhibit 3.4)

    3.5      Articles of Amendment to the Articles of Incorporation of Cash
             America Investments, Inc. filed in the office of the Secretary of State of Texas on April 23, 1992 to change the Company's name to "Cash America International, Inc." (c) (Exhibit 3.5)

    3.6      Articles of Amendment to the Articles of Incorporation of Cash
             America International, Inc. filed in Office of the Secretary of State of Texas on May 21, 1993. (d) (Exhibit 3.6)

    3.7      Bylaws of Cash America International, Inc. (e) (Exhibit 3.5)

    3.8 Amendment to Bylaws of Cash America International, Inc. dated effective September 26, 1990. (f) (Exhibit 3.6)

    3.9 Amendment to Bylaws of Cash America International, Inc. dated effective April 22, 1992. (c) (Exhibit 3.8)

    4.1      Form of Stock Certificate. (c) (Exhibit 4.1)

   10.1      1989 Non-Employee Director Stock Option Plan. (g) (Exhibit 10.47)

   10.2      Amendment to 1989 Non-Employee Director Stock Option Plan dated
             April 24, 1996. (h) (Exhibit 10.4)

   10.3      1989 Key Employee Stock Option Plan. (g) (Exhibit 10.48)

   10.4      Amendment to 1989 Key Employee Stock Option Plan dated January 21,
             1997. (h) (Exhibit 10.6)

   10.5      1994 Long-Term Incentive Plan. (i) (Exhibit 10.5)

   10.6      Amendment to 1994 Long-Term Incentive Plan dated July 22, 1997. (j)
             (Exhibit 10.1)

   10.7      Amendment to 1994 Long-Term Incentive Plan dated April 20, 1999.
             (k) (Exhibit 10.1)

   10.8      Amendment to 1994 Long-Term Incentive Plan dated May 16, 2001. (l)
             (Exhibit 10.8)

   23.1      Consent of PricewaterhouseCoopers LLP

    24       Powers of Attorney (included on Page II-5)

----------

Certain Exhibits are incorporated by reference to the Exhibits shown in parenthesis contained in the Company's following filings with the SEC:

(a)  Registration Statement Form S-1, File No. 33-10752.

(b)  Amendment No. 1 to its Registration Statement on Form S-4, File No.
     33-17275.

(c)  Annual Report on Form 10-K for the year ended December 31, 1992.

(d)  Annual Report on Form 10-K for the year ended December 31, 1993.

(e) Post-Effective Amendment No. 1 to its Registration Statement on Form S-4, File No. 33-17275.

(f)  Annual Report on Form 10-K for the year ended December 31, 1990.

(g)  Annual Report on Form 10-K for the year ended December 31, 1989.

(h)  Annual Report on Form 10-K for the year ended December 31, 1996.

(i)  Annual Report on Form 10-K for the year ended December 31, 1994.

(j)  Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

(k)  Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

(l)  Annual Report on Form 10-K for the year ended December 31, 2002.